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                                                                 EXHIBIT 4.1 (f)


                       AMENDMENT NO. 6 TO LOAN AGREEMENT

         This is Amendment No. 6 to an Amended and Restated Loan Agreement dated as of June 17, 1996, subsequently amended (the "Loan Agreement"), between The Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I").

         In consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, it is hereby agreed that:

                            ARTICLE I - DEFINITIONS

         When used herein, the following terms shall have the meanings specified:

1.       Amendment.  "Amendment shall mean this Amendment No. 6 to Loan
         Agreement.

2. Loan Agreement. "Loan Agreement" shall mean the Loan Agreement between M&I and the Company, dated as of September 28, 1990, as Amended and Restated on June 17, 1996, and subsequently amended, together with the Exhibits attached thereto.

3. Other Terms. The other capitalized terms used in this Amendment shall have the definitions specified in the Loan Agreement.

                            ARTICLE II - AMENDMENTS

         The Loan Agreement is deemed amended as of the date hereof as follows:

4. Article I - Definitions. "Business Note." The definition of "Business Note" is hereby added to the Loan Agreement as follows:

         Business Note. "Business Note" shall mean the promissory note dated October 15, 1998, in the amount of $6,000,000.00 from the Company to M&I, together with all extensions, renewals, amendments, modifications and refinancing thereof.

5. Section 2.1 - Revolving Credit Loans. Section 2.1 (a) of the Loan Agreement is hereby amended in its entirety to read as follows:

         2.1 Revolving Credit Loans. (a) From time to time prior to the Commitment Termination Date and subject to the terms and conditions set forth in the Loan Agreement, M&I agrees to make Revolving Credit Loans to the Company. The aggregate amount of Revolving Credit Loans outstanding at any one time shall never exceed the Commitment. All Revolving Credit Loans shall be evidenced by a Revolving Credit Note and/or Business
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         Note, the Company being obligated to pay the amount of Revolving Credit
         Loans actually made, together with interest on the amount which remains outstanding from time to time. The Company may borrow, repay and reborrow under this Section subject to the terms and conditions of this Loan Agreement. The Revolving Credit Note shall mature on the Commitment Termination Date and the Business Note shall mature on April 30, 2001.

6.       Section 2.10 - (d).  Section 2.10(d) is hereby added to the Loan
         Agreement.

         ;(d) the prepayment indemnification amount is paid in accordance with the Business Note and Term Note.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         The Company hereby represents and warrants to M&I that:

7. Loan Agreement. All of the representations and warranties made by the Company in the Loan Agreement are true and correct on the date of this Amendment. No Default or Event of Default under the Loan Agreement has occurred and is continuing as of the date of this Amendment.

8. Authorization; Enforceability. The making, execution and delivery of this Amendment and the Term Note, and performance of and compliance with the terms of the Loan Agreement as amended, have been duly authorized by all necessary corporate action by the Company. This Amendment and the Business Note are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

9. Absence of Conflicting Obligations. The making, execution and delivery of this Amendment, and performance and compliance with the terms of the Loan Agreement as amended, do not violate any presently existing provision of law or the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

                           ARTICLE IV - MISCELLANEOUS

10. Continuance of Loan Agreement, the Notes and the Security Agreement. Except as specifically amended by this Amendment, the Loan Agreement, the Notes and the Security Agreement shall remain in full force and effect.

11. Survival. All agreements, representations and warranties made in this Amendment or in any documents delivered pursuant to this Amendment shall survive the execution of this Amendment and the delivery of any such document.

12. Governing Law. This Amendment and the other documents issued pursuant to this Amendment shall be governed by, and construed and interpreted in accordance with, the
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         laws of the State of Wisconsin applicable to contracts made and wholly performed within such state.

13. Counterparts; Headings. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Article and Section headings in the Amendment are inserted for convenience of reference only and shall not constitute a part hereof.

14. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment of affecting the validity or enforceability of such provision in any other jurisdiction.

         In witness whereof, the parties hereto have executed this Amendment No. 6 to Loan Agreement as of this 15th day of October, 1998.

M&I Marshall Ilsley Bank (SEAL)           The Oilgear Company (SEAL)

By: /s/ Kathleen T. Coleman               By: /s/ T.J. Price
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Title: Vice President                     Title: V.P.-Finance & Corp. Sec.
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By: /s/ Mark Hogan
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Title: SVP
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